Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS
CoreSite Acquired Properties:

Report of Independent Registered Public Accounting Firm	F-2

Combined Balance Sheets as of June 30, 2010, December 31, 2009 and 2008	F-3

Combined Statements of Operations for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007	F-4

Combined Statements of Equity for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007	F-5

Combined Statements of Cash Flows for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007	F-6

Notes to CoreSite Acquired Properties Combined Financial Statements	F-7

Schedule III—Real Estate and Accumulated Depreciation	F-23

Report of Independent Registered Public Accounting Firm

The Members and Partners
CoreSite Acquired Properties:

We have audited the accompanying combined balance sheets of CoreSite Acquired Properties (the Company), as of December 31, 2009 and 2008, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the combined financial statements, we also have audited combined financial statement schedule III. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of CoreSite Acquired Properties as of December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

The accompanying combined financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the combined financial statements, one of the combined entities has significant short-term debt obligations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in note 1. The combined financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.

/s/ KPMG LLP

Denver, Colorado
May 13, 2010

CoreSite Acquired Properties

Combined Balance Sheets

	June 30,	December 31,
	2010	2009	2008
	(unaudited)
	(In thousands)

ASSETS
Investments in real estate
Land	$45,548	$45,548	$45,548
Building and building improvements	219,130	217,406	208,805
Leasehold improvements	45,794	44,722	41,661

	310,472	307,676	296,014
Less: Accumulated depreciation and amortization	(53,987)	(46,154)	(31,129)

Net income producing properties	256,485	261,522	264,885
Construction in progress	3,146	849	1,740

Net investments in real estate	259,631	262,371	266,625
Cash and cash equivalents	10,152	19,106	10,110
Restricted cash	16,530	14,176	16,371
Accounts and other receivables, net of allowance for doubtful accounts of $446, $905 and $1,724 as of June 30, 2010 and December 31, 2009 and 2008, respectively	3,080	3,716	6,686
Due from related parties	1,322	—	96
Deferred rent receivable	3,530	3,970	4,046
Lease intangibles, net of accumulated amortization of $10,119, $8,409 and $5,175 as of June 30, 2010 and December 31, 2009 and 2008, respectively	8,884	10,594	14,462
Deferred leasing costs, net of accumulated amortization of $1,911, $3,370 and $1,992 as of June 30, 2010 and December 31, 2009 and 2008, respectively	2,103	2,382	2,430
Deferred financing costs, net of accumulated amortization of $288, $2,910 and $2,415 as of June 30, 2010 and December 31, 2009 and 2008, respectively	460	268	327
Other assets	1,385	1,039	723

Total assets	$307,077	$317,622	$321,876

LIABILITIES AND EQUITY
Mortgage loans payable	$146,465	$148,456	$150,494
Accounts payable and accrued expenses	13,521	9,112	11,418
Due to related parties	—	261	—
Deferred rent payable	4,240	3,774	2,559
Acquired below-market lease contracts, net of accumulated amortization of $2,321, $2,080 and $1,581 as of June 30, 2010 and December 31, 2009 and 2008, respectively	3,142	3,467	4,478
Prepaid rent and other liabilities	5,540	5,783	6,038

Total liabilities	172,908	170,853	174,987
Equity	134,169	146,769	146,889

Total liabilities and equity	$307,077	$317,622	$321,876

See accompanying notes to combined financial statements.

CoreSite Acquired Properties

Combined Statements of Operations

			Six Months Ended
	Three Months Ended June 30,		June 30,		Years Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
	(In thousands)

Operating revenue:
Rental revenue	$13,798	$12,846	$27,311	$25,423	$51,686	$43,987	$29,045
Power revenue	5,660	4,766	11,146	9,307	19,430	16,517	8,708
Tenant reimbursement	607	749	1,430	1,497	3,044	2,489	2,000
Other revenue	2,548	2,157	4,902	4,197	8,965	5,875	3,179
Management fees from related parties	2,244	1,162	6,726	2,032	5,643	5,511	5,009

Total operating revenues	24,857	21,680	51,515	42,456	88,768	74,379	47,941
Operating expenses:
Property operating and maintenance	6,184	6,186	12,277	11,349	23,512	22,466	13,231
Real estate taxes and insurance	991	841	2,024	1,715	3,943	3,897	3,601
Depreciation and amortization	5,118	4,708	10,373	9,316	19,413	16,777	11,679
Sales and marketing	829	811	1,689	1,538	3,195	2,995	2,209
General and administrative	5,609	3,236	9,807	6,109	13,841	13,276	6,798
Rent	3,759	3,650	7,473	7,321	14,616	14,112	6,406

Total operating expenses	22,490	19,432	43,643	37,348	78,520	73,523	43,924

Operating income	2,367	2,248	7,872	5,108	10,248	856	4,017
Interest income	3	21	4	64	76	455	929
Interest expense	(1,531)	(1,254)	(3,094)	(2,439)	(5,467)	(8,695)	(11,931)

Net income (loss)	839	1,015	4,782	2,733	4,857	(7,384)	(6,985)
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(3,317)

Net income (loss) attributable to partners and members	$839	$1,015	$4,782	$2,733	$4,857	$(7,384)	$(3,668)

See accompanying notes to combined financial statements.

CoreSite Acquired Properties

Combined Statements of Equity

	Partners’ and	Noncontrolling
	Members’ Equity	Interest	Total Equity
	(In thousands)

Balance, January 1, 2007	$41,653	$38,262	$79,915
Contributions	104,939	—	104,939
Distributions	(1,650)	—	(1,650)
Purchase of noncontrolling interest	—	(34,945)	(34,945)
Net loss	(3,668)	(3,317)	(6,985)

Balance, December 31, 2007	141,274	—	141,274
Contributions	21,982	—	21,982
Distributions	(8,983)	—	(8,983)
Net loss	(7,384)	—	(7,384)

Balance, December 31, 2008	146,889	—	146,889
Contributions	4,199	—	4,199
Distributions	(9,176)	—	(9,176)
Net income	4,857	—	4,857

Balance, December 31, 2009	146,769	—	146,769
Contributions (unaudited)	1,447	—	1,447
Distributions (unaudited)	(18,829)	—	(18,829)
Net income (unaudited)	4,782	—	4,782

Balance, June 30, 2010 (unaudited)	$134,169	$—	$134,169

See accompanying notes to combined financial statements.

CoreSite Acquired Properties

Combined Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,782	$2,733	$4,857	$(7,384)	$(6,985)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,055	7,940	16,727	13,982	8,488
Amortization of above/below market leases	1,385	1,395	2,788	2,830	3,094
Amortization of deferred financing costs	391	156	495	551	900
Bad debt expense	92	404	859	1,373	421
Changes in operating assets and liabilities:
Restricted cash	109	(35)	428	(643)	(1,290)
Accounts receivable	544	676	2,110	(4,429)	(2,566)
Due to and due from related parties	(1,584)	(668)	358	462	(451)
Deferred rent receivable	440	(104)	76	(973)	(1,748)
Deferred leasing costs	(369)	(1,120)	(1,419)	(1,109)	(3,131)
Other assets	(346)	(399)	(315)	(69)	(401)
Accounts payable and accrued expenses	3,460	(837)	(1,900)	916	7,425
Prepaid rent and other liabilities	(243)	376	(254)	2,138	2,169
Deferred rent payable	466	686	1,215	1,621	861

Net cash provided by operating activities	18,182	11,203	26,025	9,266	6,786

CASH FLOWS FROM INVESTING ACTIVITIES
Real estate improvements	(4,717)	(7,201)	(11,344)	(27,159)	(31,223)
Acquisition of real estate assets	—	—	—	—	(83,182)
Distributions from (contributions to) reserves for capital improvements	(2,463)	723	1,767	(1,112)	2,835

Net cash used in investing activities	(7,180)	(6,478)	(9,577)	(28,271)	(111,570)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage loans payable	—	3,128	3,128	4,898	35,253
Repayments of mortgage loans payable	(1,991)	(1,500)	(5,166)	—	—
Payments of loan fees and costs	(583)	—	(437)	(445)	(497)
Contributions	1,447	1,489	4,199	21,982	78,393
Distributions	(18,829)	(1,508)	(9,176)	(8,983)	(1,650)

Net cash (used in) provided by financing activities	(19,956)	1,609	(7,452)	17,452	111,499

Net change in cash and cash equivalents	(8,954)	6,334	8,996	(1,553)	6,715
Cash and cash equivalents, beginning of period	19,106	10,110	10,110	11,663	4,948

Cash and cash equivalents, end of period	$10,152	$16,444	$19,106	$10,110	$11,663

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$2,724	$2,338	$4,849	$8,225	$10,925
Construction costs payable capitalized to real estate	$983	$15	$407	$1,785	$2,082
Contribution of leasehold improvements	$—	$—	$—	$—	$26,546

See accompanying notes to combined financial statements.

CoreSite Acquired Properties

Notes to Combined Financial Statements
June 30, 2010 and 2009 (unaudited) and December 31, 2009 and 2008

1.	Organization

CoreSite Acquired Properties (the “Acquired Properties”, “we”, “our” or the “Company”) owns four data center properties and leases two data center properties. Additionally, the Company owns CoreSite, LLC, the management company that was created on September 13, 2001 for the purpose of acting as the agent for the Acquired Properties and other related parties to coordinate the activities of the property manager and for leasing and servicing the properties. The Company is engaged in the business of ownership, acquisition, construction and management of technology-related real estate. The Company is not a legal entity, but rather a combination of limited liability companies (LLCs) and limited partnerships (LPs) under common management of CoreSite, LLC, and their wholly owned subsidiaries. The members of the combined limited liability companies are collectively referred to as “members.” The partners of the combined limited partnerships are collectively referred to as “partners.” The limited liability and limited partnership agreements do not confer any rights to any creditor to require any member to make a capital contribution, thus the members’ and partners’ liability is limited to their capital accounts. Each limited liability company will cease to exist upon the occurrence of certain events, including the entry of a decree of judicial dissolution in accordance with the state of Delaware Limited Liability Company Act, or any other event which pursuant to the LLC or LP agreements shall cause a termination of such LLC or LP, as discussed in the respective agreements.

The accompanying combined financial statements include the following limited liability companies:

		Owned or		State of
Entity Name	Property Name	Leased	Date Formed	Organization

CoreSite, LLC	(1)	(1)	September 13, 2001	Delaware
CoreSite One Wilshire, LLC	One Wilshire	Leased	May 7, 2007	Delaware
Carlyle MPT Mezzanine A, LLC	55 S. Market	Owned	February 3, 2000	Delaware
CoreSite Real Estate 900 N. Alameda, LP	900 N. Alameda	Owned	October 6, 2006	Delaware
CoreSite Real Estate 427 S. LaSalle, LP	427 S. LaSalle	Owned	July 19, 2006	Delaware
CoreSite 1275 K Street, LLC	1275 K Street	Leased	May 31, 2006	Delaware
CoreSite 2115 NW 22nd Street, LP	2115 NW 22nd Street	Owned	April 26, 2006	Delaware

(1)	CoreSite LLC is the management company and does not have an ownership interest in real property.

Liquidity

As of December 31, 2009, one of the combined entities, Carlyle MPT Mezzanine A, LLC (55 S. Market) had $11.5 million in cash and cash equivalents and $73.0 million of short-term debt obligations related to mortgage loans as described in Note 4. In 2009, Carlyle MPT Mezzanine A, LLC exercised its final extension of the maturity date of these loans, and they are due and payable on November 9, 2010. Carlyle MPT Mezzanine A, LLC does not anticipate that cash flow from operations will be sufficient to satisfy these obligations. The Company intends to repay these loans with proceeds from an initial public offering, by refinancing the existing debt obligation, or by obtaining other debt financing. There is no assurance that the Company will be able to complete an initial public offering, obtain additional debt financing or otherwise obtain the capital necessary to repay the debt, resulting in substantial doubt about Carlyle MPT Mezzanine A, LLC’s ability to continue as a going concern. If the Company is unable to raise capital or refinance the debt, the lender would be entitled to exercise its rights under the loan agreement, which could include foreclosing on the property. Carlyle MPT Mezzanine A, LLC represents 17% and 21% of total operating revenues for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, and 29% and 31% of total assets at June 30, 2010 and December 31, 2009, respectively, of the combined financial statements. The combined financial statements have been prepared with the assumption that the combined entities will continue as going concerns and will be able to realize their assets and discharge their liabilities in the normal course of business. These financial statements do not include any

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result from the inability of Carlyle MPT Mezzanine A, LLC to continue as a going concern.

2.	Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation

The accompanying combined financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles (GAAP). The combined entities are under common management. The operations of the properties are included in the financial statements from the date of formation by the Company. Intercompany balances and transactions have been eliminated.

Unaudited interim information

The accompanying combined balance sheet as of June 30, 2010, the combined statements of operations for the three and six months ended June 30, 2010 and 2009, the combined statements of cash flows for the six months ended June 30, 2010 and 2009, and the combined statement of equity for the six months ended June 30, 2010 are unaudited. The unaudited interim combined financial statements have been prepared on the same basis as the annual combined financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) considered necessary to state fairly the Company’s financial position as of June 30, 2010, operating results for the three and six months ended June 30, 2010 and 2009, and cash flows for the six months ended June 30, 2010 and 2009. The financial data and other information disclosed in these notes to the combined financial statements related to the three and six month periods are unaudited. The results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the expected results for the year ending December 31, 2010.

Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements as of and for the year ended December 31, 2009 through May 13, 2010, the date the financial statements were issued.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Investments in Real Estate

Real estate investments are carried at cost less accumulated depreciation and amortization. The cost of real estate includes the purchase price of the property and leasehold improvements. Expenditures for maintenance and repairs are expensed as incurred. Significant renovations and betterments that extend the economic useful lives of assets are capitalized. During the development of the properties, the capitalization of costs which include interest, real estate taxes and other direct and indirect costs, begins upon commencement of development efforts and ceases when the property is ready for its intended use. Capitalized interest is calculated by applying the specific borrowing rate to the actual development costs expended up to the specific borrowings. Interest costs capitalized were not significant for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

Depreciation and amortization are calculated using the straight-line method over the following useful lives of the assets:

Buildings	40 years
Building improvements	1 to 40 years
Leasehold improvements	The shorter of the lease term or useful life of the asset

Depreciation expense was $4.2 million and $3.8 million for the three months ended June 30, 2010 and 2009, respectively, $8.4 million and $7.2 million for the six months ended June 30, 2010 and 2009, respectively, and $15.3 million, $12.6 million and $7.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Acquisition of Investment in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, lease origination costs, and the value of customer relationships.

The fair value of the land and building of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.

The fair value of intangibles related to in-place leases includes the value of lease intangibles for above-market and below-market leases, lease origination costs, and customer relationships, determined on a lease-by-lease basis. Above-market and below-market leases are valued based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below-market fixed rate renewal periods. Lease origination costs include estimates of costs avoided associated with leasing the property, including tenant allowances and improvements and leasing commissions. Customer relationship intangibles relate to additional revenue opportunities expected to be generated through interconnection services and utility services to be provided to the in-place lease tenants.

The capitalized values for above-market and below-market lease intangibles, lease origination costs, and customer relationships are amortized over the term of the underlying leases. Amortization related to above-market and below-market leases is recorded as either an increase to or a reduction of rental income and amortization for lease origination costs and customer relationships are recorded as amortization expense. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. The carrying value of intangible assets is reviewed for impairment in connection with its respective asset group whenever events or changes in circumstances indicate that the asset group may not be recoverable. An impairment loss is recognized if the carrying amount of the asset group is not recoverable and its carrying amount exceeds its estimated fair value.

Cash and Cash Equivalents

Cash and cash equivalents include all non-restricted cash held in financial institutions and other non-restricted highly liquid short-term investments with original maturities of three months or less.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

Restricted Cash

The Company is required to maintain certain minimum cash balances in escrow by its members and debt agreements to cover various building improvements and obligations related to tax assessments and insurance premiums. The Company is legally restricted by these agreements from using this cash other than for the purposes specified therein.

Deferred Costs

Deferred leasing costs include commissions and other direct and incremental costs incurred to obtain new customer leases, which are capitalized and amortized over the term of the related leases using the straight-line method. If a lease terminates prior to the expiration of its initial term, any unamortized costs related to the lease are written off to amortization expense.

Deferred financing costs include costs incurred in connection with obtaining debt and extending existing debt. These financing costs are capitalized and amortized on a straight-line basis, which approximates the effective-interest method, over the term of the loan and are included as a component of interest expense.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized when estimated expected future cash flows (undiscounted and without interest charges) are less than the carrying amount of the assets. The estimation of expected future net cash flows is inherently uncertain and relies to a considerable extent on assumptions regarding current and future economics and market conditions and the availability of capital. If, in future periods, there are changes in the estimates or assumptions incorporated into the impairment review analysis, these changes could result in an adjustment to the carrying amount of the assets. To the extent that an impairment has occurred, the excess of the carrying amount of the long-lived asset over its estimated fair value would be charged to income. For the three and six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, no impairment was recognized.

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the non-cancellable term of the agreements. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rent receivable. If a lease terminates prior to its stated expiration, the deferred rent receivable relating to that lease is written off to rental revenue.

When arrangements include both lease and nonlease elements, the revenue associated with separate elements are allocated based on their relative fair values. The revenue associated with each element is then recognized as earned. Interconnection, utility and power services are considered as separate earnings processes that are provided and completed on a month-to-month basis and revenue is recognized in the period that the services are performed. Utility and power services are included in power revenue in the accompanying statements of operations. Interconnection services are included in other revenue in the accompanying statements of operations. Set-up charges and utility installation fees are initially deferred and recognized over the term of the arrangement as other revenue or the expected period of performance unless management determines a separate earnings process exists related to an installation charge.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred.

Above-market and below-market lease intangibles that were acquired are amortized on a straight-line basis as decreases and increases, respectively, to rental revenue over the remaining non-cancellable term of the

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

underlying leases. Balances, net of accumulated amortization, at June 30, 2010 and December 31, 2009 and 2008 are as follows (in thousands):

	June 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)

Lease contracts above-market value	$3,680	$3,680	$3,680
Accumulated amortization	(2,367)	(1,937)	(1,077)

Lease contracts above-market value, net	$1,313	$1,743	$2,603

Lease contracts below-market value	$5,463	$5,547	$6,059
Accumulated amortization	(2,321)	(2,080)	(1,581)

Lease contracts below-market value, net	$3,142	$3,467	$4,478

A provision for uncollectible accounts is recorded if a receivable balance relating to contractual rent, rent recorded on a straight-line basis, and tenant reimbursements is considered by management to be uncollectible. At June 30, 2010 and December 31, 2009 and 2008, allowance for doubtful accounts totaled $0.4 million, $0.9 million and $1.7 million, respectively. Additions (reductions) to the allowance for doubtful accounts were $0.1 million, $0.4 million, $0.1 million, $0.6 million, $0.8 million, $1.4 million, and $0.4 million for the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively. Write-offs charged against the allowance were approximately $0.3 million, $1.1 million, $0.6 million, $1.5 million, $1.6 million, $0.1 million and $0.2 million for the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, were $0.1 million, $0.1 million, $0.1 million, $0.2 million, $0.5 million, $0.7 million and $0.3 million, respectively, and are included in sales and marketing expense.

Asset Retirement Obligations

We record accruals for estimated retirement obligations. The asset retirement obligations relate primarily to the removal of asbestos during development or redevelopment of the properties. At June 30, 2010 and December 31, 2009 and 2008, the amount included in other liabilities on the combined balance sheets was approximately $0.4 million, $0.4 million and $0.4 million, respectively.

Income Taxes

No provision is required in the accompanying combined financial statements for federal and state income taxes, as any such income taxes are the responsibility of the Acquired Properties’ members and partners. The allocated share of income is included in the income tax returns of the members and partners. Local income taxes are not material. The income tax returns, the qualification of the LLCs and LPs as pass-through entities for tax purposes, and the amount of distributable income or loss are subject to examination by federal, state and local taxing authorities. If such examination results in changes to the LLCs’ or LPs’ qualification or in changes to distributable income or loss, the tax liability of the members and partners could be changed accordingly. Net income for financial reporting purposes differs from net income for tax reporting purposes primarily due to differences in depreciation and amortization and the timing of the recognition of rental revenue.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

Effective January 1, 2009, the Company adopted the new authoritative guidance under GAAP related to the accounting for uncertainty in income taxes. The Company evaluates tax positions taken or expected to be taken in the course of preparing its combined financial statements to determine whether the tax positions are “more likely than not” of being sustained. Tax positions not deemed to be the “more likely than not” threshold would be recorded as a tax expense in the current year. Previously, the Company recognized the effect of income tax positions only if such positions were probable of being sustained. The Company has concluded that there was no impact related to uncertain tax positions on net income of the Company for the six months ended June 30, 2010 and the year ended December 31, 2009. Adoption of the standard did not have an impact on the Company’s financial position and results of operations. The Company’s conclusions regarding tax positions may be impacted in the future, based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof. The earliest tax year subject to examination is 2006.

Concentration of Credit Risks

The Company’s cash and cash equivalents are maintained in various financial institutions, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to any significant credit risk in this area. The Company has no off-balance-sheet concentrations of credit risk, such as foreign exchange contracts, option contracts, or foreign currency hedging arrangements.

No single customer comprised more than 10% of total revenues for the three and six months ended June, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007.

Segment Information

The Company manages its business as one reportable segment consisting of investments in data centers located in the United States. Although the Company provides services in several markets, these operations have been aggregated into one reportable segment based on the similar economic characteristics amongst all markets, including the nature of the services provided and the type of customers purchasing such services.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued authoritative accounting guidance that established the FASB Accounting Standards Codification (the “Codification”). The Codification is the single official source of authoritative, nongovernmental U.S. GAAP and supersedes all previously issued non-SEC accounting and reporting standards. The Company adopted the provisions of the authoritative accounting guidance for the interim reporting period ended September 30, 2009, which did not have a material effect on the Company’s combined financial statements.

On January 1, 2009, the Company adopted an accounting standard which modifies the accounting for assets acquired and liabilities assumed in a business combination. This revised standard requires assets acquired, liabilities assumed, contractual contingencies and contingent consideration in a business combination to be recognized at fair value. Subsequent changes to the estimated fair value of contingent consideration are reflected in earnings until the contingency is settled. The new standard also requires all acquisition costs to be expensed as incurred. The revised standard requires additional disclosures about recognized and unrecognized contingencies. This standard is effective for acquisitions made after December 31, 2008. The adoption of this standard will change the Company’s accounting treatment for business combinations on a prospective basis.

On January 1, 2009, the Company adopted authoritative guidance issued by the FASB which requires all entities to report noncontrolling (i.e. minority) interests in subsidiaries as equity in the combined financial statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. The standard also requires expanded

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary. The standard was effective for the Company beginning on January 1, 2009. The adoption of this standard did not have a material impact on the Company’s combined financial statements.

On January 1, 2009, the Company adopted authoritative guidance issued by the FASB for its non-financial assets and liabilities and for its financial assets and liabilities measured at fair value on a non-recurring basis. The guidance provides a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In April 2009, the FASB issued further clarification for determining fair value when the volume and level of activity for an asset or liability had significantly decreased and for identifying transactions that were not conducted in an orderly market. This clarification of the accounting standard is effective for interim reporting periods after June 15, 2009. The Company adopted this clarification of the standard for the interim reporting period ended June 30, 2009. The adoption of the provisions of this new standard did not materially impact the Company’s combined financial statements.

On January 1, 2009, the Company adopted a new accounting standard which expands the disclosure requirements regarding an entity’s derivative instruments and hedging activities. The adoption of the provisions of this new standard did not materially impact the Company’s combined financial statements.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements. The new standard changes the requirements for establishing separate units of accounting in a multiple-element arrangement and requires the allocation of arrangement consideration to each deliverable based on the relative selling price. ASU 2009-13 is effective for revenue arrangements entered into in fiscal years beginning on or after June 15, 2010. The adoption of this standard is not expected to have a material impact on the Company’s combined financial statements.

In January 2010, the accounting requirements for fair value measurements were modified to provide disclosures about transfers into and out of Levels 1 and 2, separate detail of activity relating to Level 3 measurements, and disclosure by class of asset and liability as opposed to disclosure by the major category of assets and liabilities, which was often interpreted as a line item on the balance sheet. The accounting guidance also clarifies for Level 2 and Level 3 measurements that a description of the valuation techniques and inputs used to measure fair value and a discussion of changes in valuation techniques or inputs, if any, are required for both recurring and nonrecurring fair value measurements. This standard is effective for the Company’s fiscal year beginning January 1, 2010, except for the disclosures about activity in Level 3 fair value measurements which will be effective for the Company’s fiscal year beginning January 1, 2011. The adoption of this standard did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued guidance that amended the consolidation of variable-interest entities (“VIEs”). This amended guidance requires an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. Further, the amended guidance requires ongoing reconsideration of the primary beneficiary of a VIE and adds an additional reconsideration event for determination of whether an entity is a VIE. The new guidance was effective January 1, 2010 for the Company. The adoption of this guidance did not impact the Company’s combined financial statements.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

3.	Investment in Real Estate

55 S. Market

On February 3, 2000, the property was acquired for approximately $72.7 million, which includes the property’s purchase price and closing costs. The total amount allocated to land and building was $14.5 million and $58.1 million, respectively. The property is located in San Jose, California.

One Wilshire

On August 1, 2007, the CoreSite One Wilshire, L.L.C. executed two leases for 172,970 square feet (unaudited) in the property. The term of each lease is 10 years. The company has three lease renewal options that are exercisable at the end of each lease term. Each lease renewal option is effective for five years.

1275 K Street

On June 12, 2006, CoreSite 1275 K Street, L.L.C. executed a lease for approximately 23,921 square feet (unaudited) in the property. The term of the lease is 10 years. The Company has three lease renewal options that are exercisable at the end of each lease term. Each lease renewal option is effective for five years.

427 S. LaSalle

On February 14, 2007, the property was acquired for approximately $35.0 million, which includes the property’s purchase price and closing costs. The purchase price was allocated to various components, such as land, building, and intangibles related to in-place leases. The total amount allocated to land and building was $5.6 million and $30.3 million, respectively. The total amount allocated to net lease intangibles consisted of $0.5 million for above-market leases and $4.0 million for below-market leases. The total amount allocated to tenant origination costs was $2.6 million. The property is located in Chicago, Illinois.

900 N. Alameda

On October 6, 2006, the Property was acquired for approximately $76.0 million which includes the purchase price and closing costs, of which $24.7 million, $42.3 million and $9.0 million was allocated to land, building and improvements, and lease intangibles, respectively. The property is located in Los Angeles, California.

2115 NW 22nd Street

On June 12, 2006, the property was acquired for approximately $10.8 million which includes the purchase price and closing costs, of which $0.7 million and $10.1 million were allocated to land, building and improvements, respectively. The property is located in Miami, Florida.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

The following is a summary of the properties owned and leased at June 30, 2010 (unaudited) (in thousands):

		Acquisition/		Buildings and	Leasehold	Construction in
Property Name	Location	Lease Date	Land	Improvements	Improvements	Progress	Total Cost

One Wilshire	Los Angeles, CA	8/1/2007	$—	$—	$37,921	$1,189	$39,110
55 S. Market	San Jose, CA	2/3/2000	14,534	76,885	—	786	92,205
900 N. Alameda	Los Angeles, CA	10/6/2006	24,718	74,428	—	1,007	100,153
427 S. LaSalle	Chicago, IL	2/14/2007	5,555	53,338	—	11	58,904
1275 K Street	Washington, DC	6/12/2006	—	—	5,218	40	5,258
2115 NW 22nd Street	Miami, FL	6/12/2006	741	14,479	—	7	15,227

Total			$45,548	$219,130	$43,139	$3,040	$310,857

The following is a summary of the properties owned and leased at December 31, 2009 (in thousands):

		Acquisition/		Buildings and	Leasehold	Construction in
Property Name	Location	Lease Date	Land	Improvements	Improvements	Progress	Total Cost

One Wilshire	Los Angeles, CA	8/1/2007	$—	$—	$37,446	$161	$37,607
55 S. Market	San Jose, CA	2/3/2000	14,534	76,462	—	49	91,045
900 N. Alameda	Los Angeles, CA	10/6/2006	24,718	73,738	—	335	98,791
427 S. LaSalle	Chicago, IL	2/14/2007	5,555	52,994	—	189	58,738
1275 K Street	Washington, DC	6/12/2006	—	—	5,107	7	5,114
2115 NW 22nd Street	Miami, FL	6/12/2006	741	14,212	—	90	15,043

Total			$45,548	$217,406	$42,553	$831	$306,338

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

4.	Debt

A summary of outstanding indebtedness as of June 30, 2010 and December 31, 2009 and 2008 is as follows (in thousands):

		Maturity	June 30,	December 31,	December 31,
	Interest Rate	Date	2010	2009	2008
			(unaudited)

55 S. Market—Mortgage loan	LIBOR plus 1.67% (2.02% and 1.90% at June 30, 2010 and December 31, 2009, respectively)	November 9, 2010	$58,000	$58,000	$58,000
55 S. Market—Mortgage loan	LIBOR plus 4.50% (4.85% and 4.73% at June 30, 2010 and December 31, 2009, respectively)	November 9, 2010	15,000	15,000	15,000
427 S. LaSalle—Senior mortgage loan	LIBOR plus 0.60% (0.95% and 0.83% at June 30, 2010 and December 31, 2009, respectively)	March 9, 2011	25,000	25,000	25,000
427 S. LaSalle— Subordinate mortgage loan	LIBOR plus 1.95% (2.30% and 2.18% at June 30, 2010 and December 31, 2009, respectively)	March 9, 2011	5,000	5,000	1,872
427 S. LaSalle— Mezzanine loan	LIBOR plus 4.83% (5.18% and 5.06% at June 30, 2010 and December 31, 2009, respectively)	March 9, 2011	10,000	10,000	10,000
900 N. Alameda—Senior mortgage loan	LIBOR plus 3.25% (7.75% and 7.75% at June 30, 2010 and December 31, 2009, respectively)	August 1, 2010	32,000	32,000	32,000
900 N. Alameda— Subordinate mortgage loan	LIBOR plus 3.25% (7.75% and 7.75% at June 30, 2010 and December 31, 2009, respectively)	August 1, 2010	1,465	3,456	8,622

Total			$146,465	$148,456	$150,494

55 S. Market

As of June 30, 2010, the Company had two mortgage loans payable for $58.0 million and $15.0 million, which bear interest at LIBOR plus 1.67% (2.02% and 1.90% as of June 30, 2010 and December 31, 2009, respectively) and LIBOR plus 4.50% (4.85% and 4.73% as of June 30, 2010 and December 31, 2009, respectively), respectively. Both mortgage loans payable are secured by the property, require payments of interest only until maturity, and are subject to various prepayment penalties and fees. The original maturity date of the mortgage loans payable was November 9, 2007 with three one-year extension options. During 2009, the Company exercised and obtained the third and final one-year extension option through November 9, 2010. In addition, the loan agreements require the Company to obtain an interest rate cap agreement for the principal amount of the debt instruments. The interest rate caps provide interest rate protection if LIBOR increases above 5.50% and result in the Company’s receipt of interest payments when actual rates exceed the cap strike rate. The Company recognizes changes in fair value of these financial instrument derivatives in earnings. The amounts recognized for such derivatives for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were not significant.

427 S. LaSalle

As of June 30, 2010, the Company had a senior mortgage loan, subordinate mortgage loan and mezzanine loan payable of $25.0 million, $5.0 million and $10.0 million, respectively. These loans are secured by deeds

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

of trust on the property and bear interest as follows: LIBOR plus 0.60% for the senior mortgage loan (0.95% and 0.83% as of June 30, 2010 and December 31, 2009, respectively), LIBOR plus 1.95% for the subordinate mortgage loan (2.30% and 2.18% as of June 30, 2010 and December 31, 2009, respectively) and LIBOR plus 4.83% for the mezzanine loan payable (5.18% and 5.06% as of June 30, 2010 and December 31, 2009, respectively). The loans payable require payments of interest only until maturity, and are subject to various prepayment penalties and fees.

The loans’ original maturity dates are March 9, 2010 with two 12-month extensions available. On March 9, 2010, the first extension was exercised, and the maturity was extended to March 9, 2011. In addition, the loan agreements require the Company to obtain an interest rate cap agreement for the principal amount of the debt instruments. The interest rate caps provide interest rate protection if LIBOR increases above 6.50% and result in the Company’s receipt of interest payments when actual rates exceed the cap strike rate. The Company recognizes changes in fair value of these financial instrument derivatives in earnings. The amounts recognized for such derivatives for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were not significant.

900 N. Alameda

As of June 30, 2010, the Company has a senior mortgage loan payable of $32.0 million and a subordinate mortgage loan payable of $1.5 million. These two loans are secured by deeds of trust on the property and bear interest at LIBOR plus 3.25% but shall not be less than 7.75% during the first four extension periods (7.75% as of June 30, 2010 and December 31, 2009). The senior mortgage loan payable requires interest only payments. Assuming the exercise of all extension periods, the loans would require principal payments of $3.5 million in 2010, with the remainder due at maturity in August 2011. The original maturity date of the senior mortgage loan payable and subordinate mortgage loan payable was August 1, 2009 with eight 90-day extension options. During 2009, the Company exercised and obtained two extension options for each loan, which extended the maturity dates to February 1, 2010. There are six additional extension periods of 90 days remaining, which the Company intends to exercise. The loan agreements require fees of 0.25% of the outstanding loan balance to be paid for each of the first four extensions and fees of 0.50% of the outstanding loan balance for the last four extensions.

In addition, the loan agreements require the Company to obtain an interest rate cap agreement for the principal amount of the debt instruments. The interest rate caps provide interest rate protection if LIBOR increases above 4.50% for the first 4 options to extend and at 5.75% for the last 4 options to extend and result in the Company’s receipt of interest payments when actual rates exceed the cap strike rate. The Company recognizes changes in fair value of these financial instrument derivatives in earnings. The amounts recognized for such derivatives for the three and six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were not significant.

On March 15, 2010, the fourth extension period was exercised and obtained which changes the maturity date to August 1, 2010.

As of December 31, 2009, principal payments due for our borrowings are as follows (in thousands):

2010	$108,456	(1)
2011	40,000	(2)

Total	$148,456

(1)	On March 15, 2010, 900 N. Alameda exercised its 3-month extension right extending the maturity date to August 1, 2010. There are four additional extension periods of 90 days remaining, which the Company intends to exercise.

(2)	On March 9, 2010, 427 S. LaSalle exercised its 12-month extension right extending the maturity date to March 9, 2011.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

5.	Intangible Assets

As of June 30, 2010 and December 31, 2009, net lease intangible liabilities, which are classified as below-market leases, have a weighted average remaining life of 2.7 years and 3.2 years, respectively, with the exception of a long-term lease with the United States Postal Service, which has a remaining life of 93.1 years and 93.6 years, respectively and carrying amount of $1.9 million and $1.9 million as of June 30, 2010 and December 31, 2009, respectively. Lease intangible assets, which are classified as above-market leases, have a weighted average remaining life of 1.6 years and 2.1 years as of June 30, 2010 and December 31, 2009, respectively. The above-market and below-market lease intangible assets and liabilities are amortized on a straight-line basis over their remaining useful life. For the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, $0.2 million, $0.2 million, $0.3 million, $0.4 million, $0.7 million, $0.8 million and $0.8 million, respectively, of below-market leases were amortized as an increase to rental revenue. For the three months ended June 30, 2010 and 2009 the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, $0.2 million, $0.2 million, $0.4 million, $0.4 million, $0.9 million, $0.9 million and $0.8 million, respectively, of above-market leases were amortized as a decrease to rental revenue. As of December 31, 2009, future estimated amortization expense resulting in increases (decreases) to rental revenue related to these intangibles is as follows (in thousands):

Year Ending
December 31,

2010	$(211)
2011	(467)
2012	264
2013	245
2014	25
Thereafter	1,868

Total	$1,724

Lease origination costs are amortized on a straight-line basis over the remaining noncancelable term of the associated leases. For the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, $0.6 million, $0.6 million, $1.3 million, $1.3 million, $2.7 million, $2.8 million and $3.1 million, respectively, of amortization expense was included in depreciation and amortization. As of June 30, 2010 and December 31, 2009 the weighted average remaining useful life was 8.9 years and 9.2 years, respectively, with future estimated amortization expense as of December 31, 2009 as follows (in thousands):

Year Ending
December 31,

2010	$2,559
2011	2,442
2012	827
2013	801
2014	181
Thereafter	2,041

Total	$8,851

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

6.	Leases

The future minimum lease payments to be received under noncancelable leases in effect at December 31, 2009 is as follows (in thousands):

Year Ending
December 31,

2010	$43,330
2011	33,005
2012	20,213
2013	11,210
2014	6,936
Thereafter	23,306

Total	$138,000

7.	Related Party Transactions

Management fees, lease commissions and construction management fees

Other related entities not included in CoreSite Acquired Properties have engaged CoreSite, LLC to act as its agent for the purpose of coordinating the activities of the property manager, for leasing and servicing the properties, and for overseeing property build-out activities. For the three months ended June 30, 2010 and 2009 and the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, CoreSite, LLC recognized management fees of $1.2 million, $0.5 million, $2.3 million, $0.9 million, $2.2 million, $1.4 million and $2.6 million, respectively. For the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, CoreSite, LLC recognized lease commission revenue of $0.1 million, $0.2 million, $2.6 million, $0.5 million, $1.8 million, $2.3 million and $1.6 million, respectively. For the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, CoreSite, LLC recognized construction management fees of $0.5 million, $0.2 million, $1.0 million, $0.2 million, $0.6 million, $1.1 million and $0.5 million, respectively. For the three months ended June 30, 2010 and 2009 the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, CoreSite, LLC was reimbursed for payroll related expenses of $0.4 million, $0.3 million, $0.8 million, $0.5 million, $1.0 million, $0.7 million and $0.3 million, respectively. At June 30, 2010 and December 31, 2009 and 2008, $0.3 million, less than $0.1 million and $0.8 million, respectively, of such fees were receivable. Management fee revenue, lease commission revenue, construction management fees and reimbursements of payroll related expenses are included in management fees from related parties on the combined statements of operations.

Letters of Credit

In connection with 900 N. Alameda’s loan (see Note 4), Carlyle Realty Partners IV, LP, a related party of the Company’s members, has executed two letters of credit on behalf of the Company for $4 million and $6.5 million. The letters of credit are collateral against the loan. As of June 30, 2010 and December 31, 2009, the letters of credit have not been funded. The letters of credit expire on July 31, 2010 and December 26, 2010, but will automatically renew for a period of one year, unless notice of termination is given 90 days prior to the renewal date.

In connection with the lease CoreSite One Wilshire, LLC entered into as a lessee for the property known as One Wilshire (see Note 3), Carlyle Realty Partners III, LP, a related party of the Company’s member, has executed a letter of credit on behalf of the Company for $0.5 million. The $0.5 million letter of credit is

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

security for general lease performance. Any amounts drawn on the letter of credit would be due on demand to Carlyle Realty Partners III, LP. As of June 30, 2010 and December 31, 2009, the letters of credit have not been funded. The letter of credit is automatically renewed annually on August 1, unless notice of termination is given 120 days prior to the renewal date.

In connection with the lease CoreSite 1275 K Street, LLC entered into as a lessee for the property known as 1275 K Street (see Note 3), Carlyle Realty Partners III, LP, a related party of the Company’s member, has executed a letter of credit on behalf of the Company for $0.7 million. The $0.7 million letter of credit is used as a substitution for a cash security deposit. Any amounts drawn on the letter of credit would be due on demand to the Carlyle Realty Partners III, LP. As of June 30, 2010 and December 31, 2009, the letters of credit have not been funded. The letter of credit is automatically renewed annually on October 22, unless notice of termination is given 60 days prior to the renewal date.

In connection with the lease CoreSite, LLC entered into as a lessee for the Company’s headquarters located in Denver, Colorado, Carlyle Realty Partners III, LP, a related party of the Company’s member, has executed a letter of credit on behalf of the Company for $0.3 million for rent security. On the commencement anniversary dates of the lease, the letter of credit will be reduced by $0.1 million per year. At June 30, 2010 and December 31, 2009, the letter of credit was $0.2 million. As of June 30, 2010 and December 31, 2009, the letter of credit has not been funded. The letter of credit expires October 22, 2010 but will automatically renew annually, unless notice of termination is given 30 days prior to the renewal date.

Contribution of Leasehold Improvements and Lease of One Wilshire

An entity controlled by CoreSite One Wilshire, LLC’s parent previously owned the building which includes the data center space known as One Wilshire, and on August 1, 2007, sold its interest in the land and building to an unrelated third party. Upon the sale of the building, the parent contributed the leasehold improvements and lease intangibles with a cost basis of $26.5 million to CoreSite One Wilshire, LLC. Subsequent to the sale, CoreSite One Wilshire, LLC leases space in the building representing approximately 26% of the property and subleases this space to its customers. The CoreSite Acquired Properties’ combined financial statements include the results of operations for CoreSite One Wilshire, LLC from the date it commenced operations on August 1, 2007.

Deferred Offering Costs

In connection with the initial public offering of CoreSite Realty Corporation, the Company has incurred offering costs on behalf of CoreSite Realty Corporation which will be repaid upon consummation of the initial public offering. As of June 30, 2010 and December 31, 2009 $1.0 million and $0 of such fees were receivable.

8.	Estimated Fair Value of Financial Instruments

Authoritative guidance issued by the FASB establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring assets and liabilities at fair values. This hierarchy establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy under the authoritative guidance are as follows:

Level 1—Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and market-corroborated inputs which are derived principally from or corroborated by observable market data.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

security for general lease performance. Any amounts drawn on the letter of credit would be due on demand to Carlyle Realty Partners III, LP. As of June 30, 2010 and December 31, 2009, the letters of credit have not been funded. The letter of credit is automatically renewed annually on August 1, unless notice of termination is given 120 days prior to the renewal date.

In connection with the lease CoreSite 1275 K Street, LLC entered into as a lessee for the property known as 1275 K Street (see Note 3), Carlyle Realty Partners III, LP, a related party of the Company’s member, has executed a letter of credit on behalf of the Company for $0.7 million. The $0.7 million letter of credit is used as a substitution for a cash security deposit. Any amounts drawn on the letter of credit would be due on demand to the Carlyle Realty Partners III, LP. As of June 30, 2010 and December 31, 2009, the letters of credit have not been funded. The letter of credit is automatically renewed annually on October 22, unless notice of termination is given 60 days prior to the renewal date.

In connection with the lease CoreSite, LLC entered into as a lessee for the Company’s headquarters located in Denver, Colorado, Carlyle Realty Partners III, LP, a related party of the Company’s member, has executed a letter of credit on behalf of the Company for $0.3 million for rent security. On the commencement anniversary dates of the lease, the letter of credit will be reduced by $0.1 million per year. At June 30, 2010 and December 31, 2009, the letter of credit was $0.2 million. As of June 30, 2010 and December 31, 2009, the letter of credit has not been funded. The letter of credit expires October 22, 2010 but will automatically renew annually, unless notice of termination is given 30 days prior to the renewal date.

Contribution of Leasehold Improvements and Lease of One Wilshire

An entity controlled by CoreSite One Wilshire, LLC’s parent previously owned the building which includes the data center space known as One Wilshire, and on August 1, 2007, sold its interest in the land and building to an unrelated third party. Upon the sale of the building, the parent contributed the leasehold improvements and lease intangibles with a cost basis of $26.5 million to CoreSite One Wilshire, LLC. Subsequent to the sale, CoreSite One Wilshire, LLC leases space in the building representing approximately 26% of the property and subleases this space to its customers. The CoreSite Acquired Properties’ combined financial statements include the results of operations for CoreSite One Wilshire, LLC from the date it commenced operations on August 1, 2007.

Deferred Offering Costs

In connection with the initial public offering of CoreSite Realty Corporation, the Company has incurred offering costs on behalf of CoreSite Realty Corporation which will be repaid upon consummation of the initial public offering. As of June 30, 2010 and December 31, 2009 $1.0 million and $0 of such fees were receivable.

8.	Estimated Fair Value of Financial Instruments

Authoritative guidance issued by the FASB establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring assets and liabilities at fair values. This hierarchy establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy under the authoritative guidance are as follows:

Level 1—Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and market-corroborated inputs which are derived principally from or corroborated by observable market data.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

Level 3—Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

During the six months ended June 30, 2010 and the year ended December 31, 2009, the Company did not have any nonfinancial assets or liabilities measured at fair value on a recurring basis other than the interest rate caps as discussed below.

Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, interest rate caps, mortgage notes payable, interest payable, and accounts payable. The carrying values of cash and cash equivalents, restricted cash, accounts receivable, interest payable, and accounts payable approximate fair values due to the short-term nature of these accounts.

As of June 30, 2010 and December 31, 2009, the fair value of our interest rate cap was determined using Level 2 inputs from the fair value hierarchy and was not significant. The interest rate caps were prepaid and therefore can never result in a liability to the Company.

Derivative financial instruments expose the Company to credit risk in the event of non-performance by the counterparties under the terms of the derivative instrument. The Company uses interest rate derivatives to help manage the risk associated with variable interest rate mortgages. The Company does not trade derivative instruments. The Company minimizes its credit risk on these transactions by dealing with major, creditworthy financial institutions as determined by management, and therefore, the Company believes the likelihood of realizing losses from counterparty non-performance is remote.

The combined balance of our mortgage notes payable was $146.5 million and $148.5 million as of June 30, 2010 and December 31, 2009, respectively, with a fair value of $143.3 million and $144.6 million, respectively, based on Level 3 inputs from the fair value hierarchy. The fair values of mortgage notes payable are based on the Company’s assumptions of interest rates and terms available.

Measurements of asset retirement obligations upon initial recognition are based on Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of remediation costs, inflation rate, market risk premium and the expected timing of development or redevelopment. The inputs are derived based on historical data as well as management’s best estimate of current costs.

9.	Employee Benefit and Compensation Plans

CoreSite, LLC has a tax qualified retirement 401(k) plan that provides employees with an opportunity to save for retirement on a tax advantaged basis. Employees may participate after six months of employment. Additionally at that time, the Company provides a safe harbor contribution equal to 3% of the participant’s annual salary. The employee and employer contributions are limited to the maximum amount allowed by the Internal Revenue Service. Both employee and employer contributions vest immediately. Company contributions were $0.1 million, $0.1 million, $0.1 million, $0.1 million, $0.3 million, $0.2 million and $0.2 million for the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.

The Company has an incentive compensation plan which provides for incentive awards to employees of CoreSite, LLC for the performance of services to or for the related real estate entities that CoreSite, LLC manages. The awards are settled in cash and are based on performance of the respective real estate entities. Compensation expense for the plan is recorded when payments become probable. As of June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, payments totaling $0.3 million, $0, $0.3 million and $0, respectively were considered to be probable of payment and were accrued by the Company. The related expense is recorded by the respective real estate entities and is or will be reimbursed by those entities. Accordingly, compensation expense of $0.2 million and $0.1 million was recorded by CoreSite One Wilshire, LLC and CoreSite 1275 K Street, LLC, respectively.

CoreSite Acquired Properties

Notes to Combined Financial Statements — (Continued)

10.	Commitments and Contingencies

The Company currently leases the data center space under noncancelable operating lease agreements at One Wilshire and 1275 K Street, and the Company leases its headquarters located in Denver, Colorado under a noncancelable operating lease agreement. The lease agreements provide for base rental rate increases at defined intervals during the term of the lease. In addition, the Company has negotiated rent abatement periods to better match the phased build-out of the data center space. The Company accounts for such abatements and increasing base rentals using the straight-line method over the noncancelable term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent payable.

Additionally, the Company has commitments related to telecommunications capacity used to connect data centers located within the same market or geographical area and power usage.

The future minimum payments to be made under noncancelable leases, telecommunications capacity and power usage commitments as of June 30, 2010, are as follows (unaudited) (in thousands):

	Remainder of
	2010	2011	2012	2013	2014	Thereafter	Total

Operating leases	$6,823	$13,884	$14,285	$14,656	$14,926	$37,772	$102,346
Telecommunications capacity	151	290	290	116	47	152	1,046
Power usage	88	92	—	—	—	—	180

Total	$7,062	$14,266	$14,575	$14,772	$14,973	$37,924	$103,572

The future minimum payments to be made under noncancelable leases, telecommunications capacity and power usage commitments as of December 31, 2009, are as follows (in thousands):

	2010	2011	2012	2013	2014	Thereafter	Total

Operating leases	$13,483	$13,884	$14,285	$14,656	$14,926	$37,772	$109,006
Telecommunications capacity	306	290	290	116	47	152	1,201
Power usage	179	92	—	—	—	—	271

Total	$13,968	$14,266	$14,575	$14,772	$14,973	$37,924	$110,478

Rent expense for the three months ended June 30, 2010 and 2009, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 was $3.8 million, $3.7 million, $7.5 million, $7.3 million, $14.6 million, $14.1 million and $6.4 million, respectively.

On August 11, 2010, the Company’s former general counsel, Ari Brumer, filed a suit in the United States District Court for the District of Colorado against the Company, certain of its affiliates, its chief executive officer and certain affiliates of The Carlyle Group. In his complaint, Mr. Brumer alleges that he was fraudulently induced to accept employment with CoreSite, L.L.C. and that his employment was terminated in retaliation for his assertions that the Company and certain of its officers and affiliates have been involved in or committed certain illegal or improper acts. Mr. Brumer claims actual damages in an amount to be proven at trial as well as special damages of $919,000, principally attributable to alleged real estate losses from relocating. The Company investigated the claims alleged in the complaint and, based on the results of that investigation, it does not believe that Mr. Brumer’s claims are based on, or supported by, facts. As a result, the Company believes that it has valid defenses to the claims and intends to vigorously defend the suit. Because the Company is in the preliminary stages, the cost of the litigation and its ultimate resolution are not estimable at this time. However, based on the information currently available, the Company does not believe that this matter will have a material adverse effect on its business, financial position or liquidity.

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. Management believes that the resolution of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

CoreSite Acquired Properties
Schedule III

Real Estate and Accumulated Depreciation
December 31, 2009

				Costs Capitalized
				Subsequent to		Gross Amount Carried at			Accumulated
		Initial Cost		Acquisition		December 31, 2009			Depreciation at
			Building and		Building and		Building and		December 31,	Year
Property(1)	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	2009	Acquired
	(In thousands)

One Wilshire	$—	$—	$—	$—	$37,607	$—	$37,607	$37,607	$7,834	2007
55 S. Market	73,000	14,534	58,136	—	18,375	14,534	76,511	91,045	20,690	2000
900 N. Alameda	35,456	24,718	42,305	—	31,768	24,718	74,073	98,791	6,919	2006
427 S. LaSalle	40,000	5,555	30,256	—	22,927	5,555	53,183	58,738	6,567	2007
1275 K Street	—	—	—	—	5,114	—	5,114	5,114	1,628	2006
2115 22nd Street	—	741	10,017	—	4,285	741	14,302	15,043	1,852	2006

Total	$148,456	$45,548	$140,714	$—	$120,076	$45,548	$260,790	$306,338	$45,490

(1)	Table excludes our leasehold interest in our Denver corporate headquarters.

The aggregate cost of the total properties for federal income tax purposes was $298.4 million at December 31, 2009.

See accompanying report of independent registered public accounting firm.

CoreSite Acquired Properties
Schedule III

Real Estate and Accumulated Depreciation
December 31, 2009

The following table reconciles the historical cost and accumulated depreciation of the CoreSite Acquired Properties properties for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(In thousands)

Property(1)
Balance, beginning of period	$296,938	$276,417	$169,237
Additions—property acquisitions	—	—	35,811
Additions—improvements	9,400	20,521	71,369

Balance, end of period	$306,338	$296,938	$276,417

Accumulated Depreciation(1)
Balance, beginning of period	$30,818	$18,372	$10,783
Additions—depreciation and amortization	14,672	12,446	7,589

Balance, end of period	$45,490	$30,818	$18,372

(1)	Table excludes our leasehold interest in our Denver corporate headquarters.

See accompanying report of independent registered public accounting firm.